Exhibit 10.2

ORAL AGREEMENT

BY AND BETWEEN

COMPANY AND KEN ZHANG

Oral Agreement with email confirmation between the Company and Ken Zhang, as of December 27, 2018, pursuant to which the Company will receive three percent (3%) equity from the mine located in Sinaloa, Mexico upon successful completion of exploration and drilling of the mine, as consideration for the Company’s costs of exploration.